Exhibit T3A-28

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:26 PM 03/28/2007
FILED 07:23 PM 03/28/2007
SRV 070374734 - 4325596 FILE

CERTIFICATE OF FORMATION

OF

YOUNGS CREEK MINING COMPANY, LLC

THE UNDERSIGNED, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”), hereby certify that:

1.             The name of the limited liability company is Youngs Creek Mining Company, LLC

2.             The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Youngs Creek Mining Company, LLC this 28th day of March, 2007.

/s/ Mark A. Dowd
Mark A. Dowd